UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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COGENT COMMUNICATIONS HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COGENT COMMUNICATIONS HOLDINGS, INC.

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

April 23, 2018

Dear Stockholder:

Institutional Shareholder Services (“ISS”) recently issued its Proxy Analysis & Benchmark Policy Voting Recommendations (the “Report”) for the matters to be considered at the 2018 Annual Meeting of Stockholders of Cogent Communications Holdings, Inc. (the “Company”).  In the Report, ISS raised concerns regarding the Company’s responsiveness to the results of the Say-on-Pay vote at the 2017 Annual Meeting of Stockholders.

I wanted to take this opportunity to address some of the concerns raised in the Report and provide additional information regarding the Company’s stockholder engagement efforts, the feedback we received from our investors and the actions we have taken to address these concerns.

Engagement Efforts with Major Institutional Investors

In 2017, I attended 21 investor conferences and had over 380 meetings with more than 200 of our major institutional investors.  At these meetings I sought to update the stockholders on our business and industry developments, while at the same time listening to the concerns they raised.  This level of engagement is consistent with our past practices regarding investor contact and outreach.

I value our investors’ input, as well as their opinions on corporate governance best practices.  I found this engagement constructive and informative and intend to continue these engagement efforts in 2018.

Concerns Voiced by Stockholders

At our 2017 Annual Meeting of Stockholders, approximately 66% of the votes cast on the Say-on-Pay vote were cast in favor of the proposal.  I was encouraged that this represented a 22% increase in the level of support from the prior year.  However, I am aware that this is short of the 70% benchmark that ISS considers to represent sufficient stockholder approval.

At many of my meetings with investors I asked for views on our executive compensation and corporate governance practices, and ISS’s past criticism of the Company’s practices.  The investors I talked to did not raise concerns with the Company’s practices.

Because of the extensive stockholder engagement in 2017 and the lack of investor feedback on our compensation practices at these meetings, we have not implemented any further changes to our compensation practices since the changes that were announced in the 2017 proxy statement and implemented in 2017.  Instead, the Company intends to continue with these pay practices while continuing our outreach efforts in 2018, where we intend to solicit input from our stockholders and engage on these and other important issues facing our Company.

For the reasons stated above, the Company believes the ISS recommendation against our independent directors and against this year’s Say-on-Pay vote are unwarranted.  We strongly encourage you to vote “FOR” all of the director nominees named in our proxy statement and “FOR” the Say-on-Pay proposal.

The Annual Meeting of Stockholders will be held at 9:00 a.m. on May 2, 2018 at the Company’s offices at 2450 N Street, NW, Washington, D.C. 20037.

Sincerely,

/s/David Schaeffer
David Schaeffer
Chairman, President and Chief Executive Officer